Exhibit 99.1
Mt. Pleasant, Michigan, June 24, 2011 - Richard J. Barz, President and CEO of Isabella Bank, is pleased to announce the promotion of Steven Pung to Executive Vice President and Jae Evans to Chief Operations Officer.
Steve joined Isabella Bank in 1979 as the director of personnel, later becoming Senior Vice President of Operations and most recently serving as the Chief Operations Officer. He serves on the Board of Directors for the Mt. Pleasant Area Community Foundation, Art Reach, and Central Michigan Community Hospital and is also a member of the Mt. Pleasant First United Methodist Church. Steve and his wife, Sue, live in Mt. Pleasant.
Jae joined Isabella Bank in 2008 bringing with him 32 years of banking experience. He is the Vice Chair and an Executive Board Member for the Carson City Hospital and the Community Bankers of Michigan, a Governing Board Member of EightCAP, and also a member of the Payments and Technology Committee of the ICBA, the Greenville Rotary Club, and the Greenville Community Church. Jae and his wife, Trina, currently live in Greenville and will be relocating to the Mt. Pleasant area.
“Our employees embrace the true culture and traditions of our community bank. Steve and Jae both exemplify these values through their leadership style, support of local organizations, vision for service excellence, and passion for community banking,” complimented Barz.
Isabella Bank is a wholly owned subsidiary of Isabella Bank Corporation with $1.88 billion in assets under management. To learn more about Isabella Bank, visit any of their 25 convenient locations throughout mid-Michigan or the company website at www.isabellabank.com.